Exhibit 12

ASBURY AUTOMOTIVE GROUP, INC.

STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

(in thousands, except ratios)

Ratio of earnings to fixed charges	For the Years Ended December 31,
	2007		2006		2005		2004		2003
EARNINGS COMPUTATION:
Income from continuing operations	$54,286		$67,089		$57,768		$48,340		$43,875
Income tax expense	30,537		40,506		34,573		28,721		26,891
Fixed charges	101,627		102,872		84,684		71,027		63,103
Amortization of capitalized interest	252		235		195		141		52
Capitalized interest	(250)		(593)		(810)		(1,334)		(785)

Earnings for purposes of computation	$186,452		$210,109		$176,410		$146,895		$133,136

FIXED CHARGES COMPUTATION:
Other interest expense	$37,608		$42,714		$39,279		$37,473		$34,599
Floor plan interest expense	42,161		39,645		26,967		18,372		14,253
Amortization deferred financing fees	2,582		2,359		2,192		1,579		5,333
Interest component of rent expense	19,026		17,561		15,436		12,269		8,133
Capitalized interest	250		593		810		1,334		785

Fixed charges for purposes of computation	$101,627		$102,872		$84,684		$71,027		$63,103

RATIO OF EARNINGS TO FIXED CHARGES	1.83	x	2.04	x	2.08	x	2.07	x	2.11	x